852 Putnam New Opportunities Fund attachment
6/30/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended June 30, 2005, Putnam Management has
assumed $256,854 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	111,785
Class B	20,943
Class C	1,078

74U2 (000s omitted)

Class M	2,671
Class R	4
Class Y	9,425

74V1

Class A	41.60
Class B	37.45
Class C	39.73

74V2

Class M	39.14
Class R	41.38
Class Y	42.97